Artisan Partners Asset Management Inc. Reports December 2025 Assets Under Management
Milwaukee, WI - January 12, 2026 - Artisan Partners Asset Management Inc. (NYSE: APAM) today reported that its preliminary assets under management ("AUM") as of December 31, 2025 totaled $179.9 billion. Artisan Funds and Artisan Global Funds accounted for $87.8 billion of total firm AUM, while separate accounts and other AUM1 accounted for $92.1 billion. During the fourth quarter of each year, certain Artisan Funds make their annual income and capital gains distributions. December month-end AUM includes the impact of approximately $640 million of Artisan Funds distributions that were not reinvested.

PRELIMINARY ASSETS UNDER MANAGEMENT BY STRATEGY[2]

As of December 31, 2025 - ($ Millions)
Growth Team
Global Opportunities	$16,537
Global Discovery	1,107
U.S. Mid-Cap Growth	10,280
U.S. Small-Cap Growth	2,782
Franchise	553
Global Equity Team
Global Equity	432
Non-U.S. Growth	15,475
U.S. Value Team
Value Equity	5,750
U.S. Mid-Cap Value	2,113
Value Income	17
International Value Group
International Value	53,064
International Explorer	912
Global Special Situations	34
Global Value Team
Global Value	36,280
Select Equity	984
Sustainable Emerging Markets Team
Sustainable Emerging Markets	2,537
Credit Team
High Income	13,191
Credit Opportunities	367
Floating Rate	93
Custom Credit Solutions	1,400
Developing World Team
Developing World	4,283
Antero Peak Group
Antero Peak	2,220
Antero Peak Hedge	226
International Small-Mid Team
Non-U.S. Small-Mid Growth	4,913
EMsights Capital Group
Global Unconstrained	1,185
Emerging Markets Debt Opportunities	1,332
Emerging Markets Local Opportunities	1,861

Total Firm Assets Under Management ("AUM")	$179,928

1 Separate account and other AUM consists of the assets we manage in or through vehicles other than Artisan Funds or Artisan Global Funds. Separate account and other AUM includes assets we manage in traditional separate accounts, as well as assets we manage in Artisan-branded collective investment trusts, and in our own private funds.

2 AUM for Artisan Sustainable Emerging Markets, U.S. Mid-Cap Growth and Value Equity Strategies includes $123.3 million in aggregate for which Artisan Partners provides investment models to managed account sponsors (reported on a lag not exceeding one quarter).

ABOUT ARTISAN PARTNERS
Artisan Partners is a global multi-asset investment platform providing a broad range of high value-added investment strategies in growing asset classes to sophisticated clients around the world. Since 1994, the firm has been committed to attracting experienced, disciplined investment professionals to manage client assets. Artisan Partners' autonomous investment teams oversee a diverse range of investment strategies across multiple asset classes. Strategies are offered through various investment vehicles to accommodate a broad range of client mandates.

Investor Relations Inquiries: 866.632.1770 or ir@artisanpartners.com
Source: Artisan Partners Asset Management Inc.